         As filed with the Securities and Exchange Commission on June 12, 2001
                                          Registration Statement No. 333-59592
==============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                        -------------------------------

                                 AMENDMENT NO.1
                                       TO
                                    FORM S-3

                        -------------------------------

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                        -------------------------------

                                OPEN MARKET, INC.
             (Exact name of registrant as specified in its charter)

                        -------------------------------

                    DELAWARE                                    04-3214536
(State or other jurisdiction of incorporation or              (I.R.S. Employer
                 organization)                              Identification No.)

                                ONE WAYSIDE ROAD
                         BURLINGTON, MASSACHUSETTS 01803
                                 (781) 359-3000
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                        -------------------------------

                               HARLAND K. LAVIGNE
                 CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                OPEN MARKET, INC.
                                ONE WAYSIDE ROAD
                              BURLINGTON, MA 01803
                                 (781) 359-3000

                        -------------------------------

                                   COPIES TO:
                               JOHN H. CHORY, ESQ.
                                HALE AND DORR LLP
                                 60 STATE STREET
                           BOSTON, MASSACHUSETTS 02109
                               TEL: (617) 526-6000
                               FAX: (617) 526-5000
                        -------------------------------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / 333-_______.

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / 333-__________.

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                     --------------------------------------

                     --------------------------------------

         THE COMPANY HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE COMPANY SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), SHALL DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDER NAMED IN THIS PROSPECTUS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND THE SELLING STOCKHOLDER NAMED IN THIS PROSPECTUS IS NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.


                   SUBJECT TO COMPLETION, DATED JUNE 12, 2001


PROSPECTUS

                                OPEN MARKET, INC.

                        9,369,113 SHARES OF COMMON STOCK

                        --------------------------------


         These shares of common stock of Open Market may be offered and sold at various times by Halifax Fund, L.P. The offering is not being underwritten. These shares are issuable from time to time upon conversion of 5,000 shares of Series E preferred stock and exercise of warrants issued to Halifax Fund, L.P. We will not receive any proceeds from the sale of the shares.



         Halifax Fund, L.P., or its pledgees, donees, transferees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.


         Our common stock is traded on the Nasdaq National Market under the symbol "OMKT." On June 11, 2001, the closing price of our common stock on the Nasdaq National Market was $1.55 per share. You are urged to obtain current market quotations for our common stock.

                        --------------------------------

         INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

                        --------------------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORS HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                        --------------------------------

              The date of this prospectus is _______________, 2001.

                                TABLE OF CONTENTS

                                                                      PAGE
PROSPECTUS SUMMARY......................................................3

THE OFFERING............................................................4

RISK FACTORS............................................................5

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION.....................12

USE OF PROCEEDS........................................................13

SELLING STOCKHOLDER....................................................13

PLAN OF DISTRIBUTION...................................................14

LEGAL MATTERS..........................................................15

EXPERTS................................................................15

WHERE YOU CAN FIND MORE INFORMATION....................................15

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE........................16

         Open Market's executive offices are located at One Wayside Road, Burlington, Massachusetts 01803, our telephone number is (781) 359-3000 and our Internet address is www.openmarket.com. The information on our Internet website is not incorporated by reference in this prospectus.

         YOU SHOULD CAREFULLY READ THE ENTIRE PROSPECTUS, AS WELL AS THE DOCUMENTS INCORPORATED BY REFERENCE IN THE PROSPECTUS, BEFORE MAKING AN INVESTMENT DECISION. Unless the context otherwise requires, references in this prospectus to "Open Market," "the Company," "we," "us," and "our" refer to Open Market, Inc. and its subsidiaries.

         The Open Market name and logo and the names of our products are trademarks or registered trademarks of Open Market, Inc. This prospectus also includes trademarks of other companies.


         We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. The selling stockholder is offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. You should assume that the information contained in this prospectus is accurate only as of the date of this prospectus.

--------------------------------------------------------------------------------
                               PROSPECTUS SUMMARY

         THIS SUMMARY HIGHLIGHTS IMPORTANT FEATURES OF THIS OFFERING AND THE INFORMATION INCLUDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. THIS SUMMARY DOES NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON STOCK. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, ESPECIALLY THE RISKS OF INVESTING IN OUR COMMON STOCK DISCUSSED UNDER "RISK FACTORS."

                                   OPEN MARKET

         Open Market is a provider of enterprise content management and delivery application software. Our software solutions are designed to enable businesses and other organizations to use the Internet to optimize interactions with their site visitors, employees, customers and distribution channels, in order to reduce costs, accelerate business processes, gain market share, establish new revenue streams and compete in the new online economy. We believe that quality interactions result from the reliable and timely exchange of compelling and accurate information, and a consistent series of quality interactions is the key to building and sustaining business relationships.

         We build our software based on two core beliefs. First, information, or content, is a strategic asset, and world-class organizations strive to excel at managing crucial information. For these organizations, the Internet introduces new information management challenges and opportunities. Second, web applications managing this crucial information must be reliable, scalable, flexible and open. This puts new requirements on how eBusiness application software needs to be developed and delivered.

         Companies use our software to build and operate captivating web sites, rich product catalogs, self-service applications and web services for their distribution channels, marketplaces and customers. Our products acquire content from people and systems, manage that information through approval and workflow processes, and then disseminate it in personalized delivery formats to trading partners' systems and to a variety of presentation devices, including web browsers, wireless devices, personal digital assistants and e-mail. These eBusiness applications, which we call "content-driven eBusiness solutions" are designed to enable companies to reduce costs, strengthen customer loyalty and establish new revenue streams.



         Our focus on content-driven eBusiness solutions marks an important shift in our strategy. As we began 2000, our strategy was to provide a broad suite of eBusiness software solutions, addressing both the (i) e-commerce and
(ii) web content management segments of the internet infrastructure market. In October 1999, we completed the acquisition of FutureTense, Inc., which added web content management software to our product offerings. The FutureTense products for web content management, plus our existing Transact(TM) system for web order management, comprised our suite of e-commerce software solutions for large businesses. We also addressed small and medium-size businesses through application service providers (ASPs) who host and resell our software as a network service. Our ShopSite catalog-builder plus Transact(TM) comprised our suite of e-commerce software solutions for ASPs. During the year, however, ASP spending on e-commerce software slowed as adoption by small and medium-size businesses did not meet their expectations. We also experienced a decline in Transact(TM) sales to large businesses, reflecting their evolving desire to integrate web orders into existing order systems instead of installing an additional order management system for independent web business units.

         As 2000 progressed, our content management products, based on the FutureTense acquisition, coupled with new content management and delivery products we introduced during 2000, experienced strong growth and by year-end represented a majority of our revenue. Reflecting these shifts in demand, and the underlying favorable market dynamics for content management and delivery solutions, we announced a change in strategy and a restructuring plan in October 2000. Under this restructuring plan, we have focused all of our efforts on content-driven eBusiness solutions and an expanded product line for content management and content delivery.



         Our eBusiness solutions are founded on the premise that content drives eBusiness. We believe the volume, velocity, visibility and volatility of content continue to increase dramatically with the rapid expansion of the Internet. In short, we believe effective management and delivery of content is both vital and strategic to the success of any eBusiness, whether selling products from a catalog, delivering up-to-the-minute news and articles or managing customer portfolios. Our software empowers enterprises to achieve their eBusiness goals by rapidly developing high-end, high-volume, high-traffic web sites.



         Our new product family, Content Server(TM) Enterprise Edition (CSEE(TM)), which was announced in March 2001, is an integrated suite of eBusiness solutions that employ two core technologies, our open PowerAsset information architecture and the Java(TM) 2 Enterprise Edition (J2EE(TM)) technology architecture. The PowerAsset information architecture is designed to maximize value by enabling enterprise content to be kept in a "presentation neutral" format so it can be easily reused across multiple web sites and delivery services. Because CSEE(TM) software is built directly on top of leading J2EE(TM) application servers from BEA Systems, Inc., IBM and iPlanet, customers benefit from fast development of content-driven Internet applications using mainstream Java(TM) technical tools, simple integration with existing systems and technologies that support growth and change.



         Our Content Server(TM) Enterprise Edition (CSEE(TM)) family of software products consists of new releases of six existing software products and one new product, Marketing Studio(TM). All seven products are focused on content-driven eBusiness solutions, and CSEE(TM) is modular which allows customers to start small and expand as their needs dictate. The products are described below:

         CONTENT SERVER(TM) is the foundation of Content Server Enterprise Edition (CSEE(TM)). It provides core content management and delivery services, and features a template engine supporting XML and JavaServer(TM) Pages

(JSP), caching, revision control, search capability and security features. The Content Server(TM) engine drives all of our other solutions.

         CONTENT CENTRE(TM) is the CSEE(TM) content management and delivery application that streamlines web production processes (e.g. content creation, acquisition, relationship building and workflow) and delivers both static and dynamic sites to a variety of target audiences and devices.

         CATALOG CENTRE(TM) creates catalogs that can be used to store and manage enterprise products and services for use by partners, customers and channels.

         PERSONALIZATION CENTRE(TM) enables site visitors to customize their experience by selecting what they want displayed and by defining information channels according to their specific interests. It also enables business managers to create visitor segments and use rules or recommendation engines to personalize the presentation of information and services for each segment.

         MARKETING STUDIO(TM) provides business managers with an intuitive, wizard-based user interface to create customer segments, product promotions and product or content recommendations based on a visitor's profile or behavior.

         INTEGRATION CENTRE(TM) enables content-driven eBusiness solutions to access the transactional data and services in existing enterprise systems. This integration with other systems within an enterprise is often referred to as Enterprise Application Integration (EAI).

         SATELLITE SERVER(TM) is an intelligent content caching product, which utilizes small-distributed servers to handle the high-volume delivery of personalized, dynamic content.

         We believe that providing a comprehensive range of technical and education services is a critical component of the successful deployment and operation of our products. Professional services, also critical to our client's success, are primarily provided through partnerships with leading systems integration and consulting firms. We offer a wide range of services to our customers and partners, including maintenance and technical support, professional services design assurance and education services. We support our products primarily from service centers in Burlington, Massachusetts; Amsterdam, the Netherlands and Singapore.

         Our content-driven eBusiness software solutions are used by nearly 300 customers worldwide across a broad spectrum of industries, including publishers and media companies, financial services companies and manufacturers/distributors. We began marketing and selling our content-driven eBusiness solutions in 1998.

         We will not receive any proceeds from the sale of the shares by the selling stockholder in this offering.



RECENT DEVELOPMENTS

         On May 25, 2001, we entered into an agreement with an institutional investor to provide Open Market with up to $40,000,000 in private equity funding. Pursuant to this agreement, we have the right, but not the obligation, to raise up to $40,000,000 through the issuance and sale of our common stock to the investor pursuant to a series of draw downs over a period of 24 months. The draw downs are subject to the satisfaction of a number of conditions, including the filing and effectiveness of a registration statement with the Securities and Exchange Commission covering the resale of the shares purchased under the agreement. Pricing for the shares issuable under the agreement is based on the weighted average price of our common stock over a period of time prescribed in the agreement. We will use the funds received from sales of the common stock under the agreement for working capital and other general corporate purposes. We cannot request a draw down which would result in the issuance of an aggregate number of shares of common stock pursuant to the agreement which exceeds 19.9% of the total number of shares of our common stock outstanding on May 25, 2001 without obtaining stockholder approval of such excess issuance.

In connection with the agreement, we issued to the institutional investor a warrant to purchase up to 350,000 shares of our common stock at an exercise price of $1.91 per share, subject to adjustment. The warrant is exercisable for a period of five years. Immediately prior to the entering into of the agreement, the institutional investor did not own any of our outstanding common stock.

         We have experienced operating losses since our inception. As of March 31, 2001, our accumulated deficit was $211.0 million. Because we continue to incur losses, we will be required to raise additional capital in order to fund our operations, expand our business and increase our revenues. As of March 31, 2001, we had cash, cash equivalents and marketable securities of $14,754.



                                  THE OFFERING

Common stock offered by the selling
stockholder..........................................    9,369,113 shares

Use of proceeds......................................    Open Market will not receive any
                                                         proceeds from the sale of shares
                                                         in this offering

Nasdaq National Market symbol........................    OMKT

                                  RISK FACTORS

         INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW BEFORE PURCHASING OUR COMMON STOCK. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES FACING OUR COMPANY. ADDITIONAL RISKS AND UNCERTAINTIES MAY ALSO IMPAIR OUR BUSINESS OPERATIONS. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS WOULD LIKELY SUFFER. IN THAT CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD FALL, AND YOU MAY LOSE ALL OR PART OF THE MONEY YOU PAID TO BUY OUR COMMON STOCK.

WE HAVE A HISTORY OF SIGNIFICANT LOSSES AND THESE LOSSES MAY CONTINUE IN THE FUTURE WHICH COULD CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO DECLINE.

         We have experienced operating losses in each quarterly and annual period since our inception and these operating losses may continue in the future. We incurred net losses of $37.0 million for the year ended December 31, 1998, $19.8 million for the year ended December 31, 1999, and $37.8 million for the year ended December 31, 2000. As of March 31, 2001, our accumulated deficit was $211.0 million. We expect to continue to make investments to broaden the range of our product offerings. These efforts will require capital expenditures, a substantial portion of which we will make long before any corresponding revenue may be realized. We may never achieve profitability, and if we do achieve profitability in any period, we may not be able to sustain or increase profitability on a quarterly or annual basis.

         Because we continue to incur losses, we will be required to raise additional capital in order to fund our operations, expand our business and increase our revenues. We cannot assure you that we will be successful in raising additional funds on terms which are acceptable to us or at all, or in increasing our revenues. In the event that we are unable to obtain additional cash infusions when required, we expect that we will have to significantly curtail certain of our operations, sell certain of our assets or otherwise reduce the breadth of our operations, all of which could adversely affect our business and potential future growth and prospects.

IF WE ARE UNABLE TO RESTRUCTURE OUR OPERATIONS EFFECTIVELY, WE MAY NOT REALIZE EXPECTED COST SAVINGS AND INCREASED REVENUES.

         We are currently pursuing a business plan that, if successfully implemented, will result in us restructuring our operations to reduce expenses by streamlining our workforce and realigning resources across business segments to appropriately support each segment's customer base. In addition, we are transitioning our professional services organization to focus on higher-margin design assurance services for partners. This restructuring will require significant time commitments from our senior management and will restrict senior management's ability to pursue other projects. We may experience a decline in product and services revenues and a loss of customers as a result of changing the mix of products and services to which we devote our development and marketing efforts without realizing any benefits.

THE SUCCESS OF OUR BUSINESS DEPENDS, IN LARGE PART, ON OUR NEW CONTENT SERVER ENTERPRISE EDITION EBUSINESS SOLUTIONS WHICH HAVE BEEN RECENTLY INTRODUCED AND MAY NOT BE WIDELY ADOPTED BY OUR CUSTOMERS.

         We expect to derive substantially all of our product license revenues in the future from our newly announced CSEE software. Our future growth and profitability will depend upon the successful release, introduction and customer acceptance of this new suite of products and future enhancements to these products. Any factors adversely affecting the pricing of, demand for or market acceptance of our suite of CSEE software products, including competition or technological change, could cause our revenues to decline and our business and future operating results to suffer.


IF DEMAND FOR OUR CONTENT MANAGEMENT APPLICATIONS DOES NOT CONTINUE, OUR REVENUES MAY NOT INCREASE OR MAY DECLINE AND OUR OPERATING RESULTS WILL BE ADVERSELY AFFECTED.


         Because we have only been primarily focused on providing content management and delivery solutions for a short time, we have a limited operating history pursuing this business model. The revenue growth potential of this market for content management is still unproven. As a result, our historical financial statements may not be an accurate indicator of our future operating results. In addition, we have limited insight into trends that may emerge and affect our new line of business, and we cannot forecast our operating expenses based on our historical results. Our future operating results depend upon the development and growth of the market for Internet-based packaged software applications, including content management and delivery applications. If the Internet content management and delivery market fails to continue to develop or develops more slowly than expected, our business and prospects will suffer.



IF OUR SOFTWARE CEASES TO BE COMPATIBLE WITH OR WE ARE UNABLE TO LICENSE THIRD PARTY TECHNOLOGY OR IF DEFECTS IN THIS TECHNOLOGY EXIST, OUR PRODUCT SHIPMENTS COULD BE DELAYED.





         Our software requires specific servers and software to be in place before it can be installed and operated. For example, platform components include servers running on Sun Microsystems Solaris operating environment, or Microsoft Windows NT, databases from Oracle, Sybase or Microsoft and Java application servers from BEA Systems Inc., IBM or iPlanet. The licenses from these third parties may not continue to be available to us on commercially reasonable terms, or at all or our software may cease to be compatible with this technology. If we were to lose any of these technology licenses or if our software ceased to be compatible with this technology, we would have to cease selling our products that incorporate or rely on this technology and expend substantial amounts of resources to redesign our products using equivalent technology, if available. If we are forced to cease selling and to redesign our products, our business and prospects would be adversely affected.






IF WE FAIL TO MAINTAIN AND STRENGTHEN OUR RELATIONSHIPS WITH OUR SERVICE PARTNERS, WE MAY NOT ACHIEVE EXPECTED REVENUE GROWTH.

         We have recently expanded our indirect sales channels through an enhanced partner program and rely on our partners' skills and networks to integrate our products with other technologies and to implement our products at customer sites. If a significant number of potential systems integrators adopt a different product or technology as part of their integrated solution instead of our products, we may not achieve expected revenue growth. In addition, if we fail to maintain relationships with these partners or build new relationships, our ability to expand our customer base may be harmed. We also cannot be sure that such service partners will be able to successfully support our products within their overall solutions, and our revenues may vary depending on their ability to offer such support.

IF WE DO NOT COMPETE EFFECTIVELY, PARTICULARLY AGAINST ESTABLISHED PARTICIPANTS WITH GREATER FINANCIAL AND OTHER RESOURCES THAN OURS, WE WILL LOSE MARKET SHARE.

         The market for eBusiness content management and delivery applications is relatively new, rapidly evolving and intensely competitive. If we fail to compete successfully with current or future competitors, we may lose market share. Our customers' requirements and the technology available to satisfy those requirements continually change. We expect competition in this market to persist and increase in the future. Our primary competition includes in-house development efforts by prospective customers and other vendors of application software or application development platforms and tools directed at interactive commerce and financial services, such as Art Technology Group, BroadVision, Documentum, Interwoven and Vignette.

         In addition, larger companies with much broader product offerings, such as BEA Systems Inc., IBM, Microsoft and Oracle, may bundle their products to discourage users from purchasing our products. Companies such as IBM, BEA Systems, Inc. and iPlanet also may add content management functionality to their application servers or introduce their own content management software. Some of our current and potential competitors have longer operating histories, greater name recognition, larger installed customer bases and significantly greater financial, technical and marketing resources than we do. As a result, these competitors may be able to develop and expand their product offerings more quickly, adapt more swiftly to new or emerging technology and changes in customer demands, devote greater resources to the marketing and sales of their product, pursue acquisition and other opportunities more readily and adapt more aggressive pricing policies. In addition, competitors have established and, in the future, may establish cooperative relationships among themselves or with third parties to market or enhance their products. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. Competitive pressures may make it difficult for us to acquire and retain customers and are likely to result in price reductions, reduced gross margins and loss of market share.

IF WE DO NOT RESPOND EFFECTIVELY AND ON A TIMELY BASIS TO RAPID TECHNOLOGICAL CHANGES AND EVOLVING INDUSTRY STANDARDS, OUR PRODUCTS MAY BECOME OBSOLETE, AND WE WOULD PROBABLY LOSE EXISTING CUSTOMERS AND BE UNABLE TO ATTRACT NEW ONES.

         Internet markets are characterized by rapidly changing technologies, evolving industry standards, frequent new product and service introductions and changing customer demands. Our new product family, Content Server Enterprise Edition, employs the J2EE technology architecture. We cannot assure you that this architecture will be widely adopted, that we can continue to support J2EE standards established by Sun from time to time or that the J2EE brand will continue to be made available to us in the future. If J2EE support decreases or we could not continue to use Java or Java related technologies, we may have to modify our product line to run on other platforms. If we could not implement modifications to our products on a timely basis, our revenues could decline.

         In addition, the introduction of new products or technologies could render our product offerings obsolete, reduce the cost of competing products or increase the number of products similar to those that we provide or plan to provide. Our future success will depend on our ability to adapt to rapidly changing technologies and to enhance existing solutions and develop and introduce a variety of new solutions and services to address our customers' changing demands. We may be required to make significant and ongoing investments in future periods in order to remain competitive. Further, we may experience difficulties that could delay or prevent the successful design, development, introduction or marketing of our solutions and services or lengthen our sales cycles. In addition, our new solutions or enhancements must meet the requirements of our current and prospective customers and must achieve significant market acceptance. Any material delays in introducing new solutions and enhancements may cause customers to forego purchases of our solutions and purchase those of our competitors. Our failure to successfully design, develop, test and introduce new products and/or services, or the failure of our recently introduced products or services to achieve market acceptance, could prevent us from maintaining existing client relationships, gaining new clients or expanding our markets. In such a case, we would not achieve our expected revenue growth.


IF WE ARE NOT SUCCESSFUL IN ATTRACTING AND RETAINING MANAGEMENT TEAM MEMBERS AND OTHER HIGHLY QUALIFIED INDIVIDUALS IN THE INTERNET INDUSTRY WE MAY NOT BE ABLE TO SUCCESSFULLY IMPLEMENT OUR BUSINESS STRATEGY.


         Our ability to establish and maintain a position of technology leadership in the highly competitive eBusiness software market depends in large part upon our ability to attract and retain highly qualified managerial, sales and technical personnel. We have recently experienced the departure of several senior executives and may experience the departure of executives in the future due to competition for talent from start-ups and other companies. Our future success also depends on our continuing to attract, retain and motivate highly skilled employees. Competition for employees in our industry is intense. We may be unable to retain our key employees or attract, assimilate or retain other highly qualified employees in the future. We have from time to time in the past experienced, and we expect to continue to experience in the future, difficulty in hiring and retaining highly skilled employees with appropriate qualifications. If our stock price continues to decline, we may face a difficult and significant task of motivating key personnel to stay committed to us.

FLUCTUATIONS IN OUR QUARTERLY REVENUE AND OPERATING RESULTS MAY RESULT IN REDUCED PROFITABILITY AND CAUSE THE PRICE OF OUR COMMON STOCK TO DECLINE.

         We have experienced significant fluctuations in our results of operations on a quarterly and annual basis. We expect to continue experiencing significant fluctuations in our future quarterly and annual results of operations due to a variety of factors, many of which are outside our control, including:

         o the introduction of new products by us and our competitors;

         o the variability and length of sales cycles associated with our product offerings;

         o the market acceptance of, and demand for, our products;

         o the pace of development of electronic commerce conducted on the Internet;

         o customer order deferrals in anticipation of enhancements or new products offered by us or our competitors;

         o non-renewal of service agreements;

         o software defects and other product quality problems;

         o the mix of products and services we sell;

         o customer retention;

         o the ability to collect payments from our customers on a timely basis;

         o any changes in our pricing policies and/or those of our competitors;

         o changes in the level of operating expenses;

         o sales productivity; and

         o general economic conditions.

         In addition, our operating expenses are largely based on anticipated revenue trends and a significant portion of our expenses, such as leased real estate facilities, depreciation and personnel, is fixed in the short term. Accordingly, our results of operations are particularly sensitive to fluctuations in revenues. If our revenues fall below our expectations, we would probably not be able to reduce our fixed or other expenses in sufficient time to respond to the shortfall. If our operating results fall below the expectations of securities analysts or investors in some future quarter or quarters, the market price of our common stock is likely to decline.


IF WE ARE UNABLE TO MEET THE OPERATIONAL, LEGAL AND FINANCIAL CHALLENGES THAT WE WILL ENCOUNTER IN OUR INTERNATIONAL OPERATIONS, WE MAY NOT BE ABLE TO GROW OUR BUSINESS.

We currently derive a significant portion of our revenue from the sale of our products outside the United States. In the quarter ended March 31, 2001, we derived approximately 47% of our total revenues from sales outside North America. We are increasingly subject to a number of challenges which specifically relate to our international business activities. Our international operations may not be successful if we are unable to meet and overcome these challenges, which would limit the growth of our business. These challenges include:

       o failure of local laws to provide the same degree of protection against infringement of our intellectual property;

       o protectionist laws and business practices that favor local competitors, which could slow our growth in international markets;

       o potentially longer sales cycles to sell products, which could slow our revenue growth from international sales; and

       o potentially longer accounts receivable payment cycles and difficulties in collecting accounts receivable.

BECAUSE WE EXCHANGE FOREIGN CURRENCY RECEIVED FROM INTERNATIONAL SALES INTO U.S. DOLLARS AND ARE REQUIRED TO MAKE FOREIGN CURRENCY PAYMENTS, WE MAY INCUR LOSSES DUE TO FLUCTUATIONS IN FOREIGN CURRENCY TRANSLATIONS.

We recognize foreign currency gains and losses arising from our operations in the period incurred. As a result, currency fluctuations between the U.S. dollar and the currencies in which we do business will cause foreign currency translation gains and losses, which may cause fluctuations in our future operating results. We do not currently engage in foreign exchange hedging transactions to manage our foreign currency exposure.

WE MAY NOT BE ABLE TO GENERATE ADDITIONAL REVENUE FROM OUR PLANNED INTERNATIONAL EXPANSION TO OFFSET THE COSTS ASSOCIATED WITH ESTABLISHING AND MAINTAINING FOREIGN OPERATIONS.

A component of our growth strategy is to expand our presence in foreign markets. It will be costly to establish international facilities and operations and to promote the use of our products in international markets. Even if we are able to successfully expand our international operations, we cannot be certain that we will succeed in maintaining or expanding international market demand for our products. Revenue from international activities may not offset the expense of establishing and maintaining these foreign operations.




WE MAY NOT BE ABLE TO PROTECT OUR PROPRIETARY RIGHTS ALLOWING COMPETITORS TO ENTER OUR MARKET AND REDUCE OUR MARKET SHARE.


         We regard our products, services and technology as proprietary. We attempt to protect them through a combination of patents, copyrights, trademarks and trade secret laws. We also generally enter into confidentiality agreements with our employees, consultants and customers, and generally control access to and distribution of our documentation and other proprietary information. These methods may not be sufficient to protect our proprietary rights. We have no patented technology that would preclude or inhibit competitors from entering our market. Although we hold several U.S. patents asserting claims relating to certain aspects or uses of electronic commerce software, we cannot be sure of the degree of intellectual property protection those patents will provide. Despite these precautions, it may be possible for a third party to copy or otherwise misappropriate and use our products, services or technology without authorization, particularly in foreign countries where the laws may not protect our proprietary rights to the same extent as do the laws of the United States. We also cannot assure you that third parties will not develop similar technology independently.



WE MAY BE SUBJECT TO INFRINGEMENT CLAIMS THAT COULD SUBJECT US TO SIGNIFICANT LIABILITY AND DIVERT THE TIME AND ATTENTION OF OUR SENIOR MANAGEMENT.


         We have resorted, and may continue to resort, to litigation in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. On January 8, 2001, we filed a patent infringement lawsuit against Intershop Communications, Inc. in the U.S. District Court for the District of Delaware. We allege that Intershop's software products infringe upon three of our patents. We are seeking injunctive relief and damages due to the infringement. On March 1, 2001, Intershop filed its answer denying infringement and asserting claims for a declaratory judgement of invalidity of the patents and non-infringement. We can provide no assurance as to the outcome of this litigation. There is a risk that our patents can be declared invalid and unenforceable. Any conclusion of this litigation in a manner adverse to us could have a material adverse effect on our business. In addition, this litigation could result in substantial costs and diversion of resources and could harm our business.

         In addition to licensing technologies from third parties, we are developing and acquiring additional proprietary intellectual property. Third parties may try to claim our products or services infringe their intellectual property. We expect that participants in our markets will be increasingly subject to infringement claims. Any claim, whether meritorious or not, could be time consuming, result in costly litigation and/or require us to enter into royalty or licensing agreements. These royalty or licensing agreements might not be available on terms acceptable to us or at all, in which case we would have to cease selling, incorporating or using those products and services that incorporate the challenged intellectual property and expend substantial amounts of resources to redesign our products or services. If we are forced to enter into royalty or licensing agreements or to redesign our products or services, our business and prospects would suffer.

IF LIMITATION ON THE ONLINE COLLECTION OF PROFILE INFORMATION ARE IMPOSED, THE UTILITY OF THE PERSONALIZATION FUNCTIONALITY OF OUR PRODUCTS WOULD BE LIMITED, AND WE MAY NOT ATTRACT A SIGNIFICANT NUMBER OF NEW CUSTOMERS.

         One of the principal features of our products is the ability to develop and maintain profiles of online users to assist business managers in personalizing content and commercial offers to be displayed to specific online users. The resistance of online users to providing personal data and any future laws and regulations prohibiting use of personal data gathered online without express consent or requiring businesses to notify their web site visitors of the possible dissemination of their personal data could limit the utility of our products. These types of laws or regulations could heighten privacy concerns by requiring businesses to notify web site users that the data captured from them online may be used by marketing entities to direct product messages to them. While we are not aware of any laws or regulations of this type currently in effect or in development in the United States, other countries and political entities, including the European Union and its member states, have adopted legal requirements imposing restrictions on the collection, use and processing of personal data. It is possible that similar legal requirements could be adopted in the United States. If the privacy concerns of consumers are not adequately addressed, the effectiveness of our products could be impaired and we may not attract new customers and the revenues they represent.

OUR PRODUCTS MAY CONTAIN DEFECTS, WHICH MAY PROVE COSTLY AND TIME CONSUMING FOR US TO CORRECT.

         Sophisticated software products, such as those we develop and market, may contain errors or failures that become apparent when we introduce the products or when we provide an increased volume of services. We cannot assure you that testing by us and our potential customers will detect all errors in our products prior to licensing or sale. Correcting such errors may result in loss of revenues, delay in market acceptance, diversion of development resources, damage to our reputation or increased service and warranty costs, any of which would adversely affect our business and our ability to market our products profitably.

EXISTING AND FUTURE EXPORT CONTROLS MAY DELAY THE INTRODUCTION OF NEW PRODUCTS OR LIMIT OUR ABILITY TO DISTRIBUTE PRODUCTS OUTSIDE OF THE UNITED STATES.

         Due to the encryption technology contained in our products, our products are subject to export controls within the United States. These export controls, either in their current form or as may be subsequently enacted, may delay the introduction of new products or limit our ability to distribute products outside the United States. In addition, federal or state legislation or regulation may further limit levels of encryption or authentication technology. Also, various countries regulate the import of certain encryption technology and have adopted laws relating to personal privacy issues that could limit our ability to distribute products in those countries.

OUR BUSINESS MAY SUFFER IF THE INTERNET INFRASTRUCTURE IS UNABLE TO EFFECTIVELY SUPPORT THE GROWTH IN DEMAND PLACED ON IT.

         Our success will depend, in large part, upon the maintenance of the Internet infrastructure, such as reliable network backbones with the necessary speed, data capacity and security, and the timely development of enabling products such as high speed modems, for providing reliable Internet access and services and improved content. We cannot assure you that the Internet infrastructure will continue to effectively support the demands placed on it as the Internet continues to experience increased numbers of users, frequency of use and increased bandwidth requirements. Even if the necessary infrastructure or technologies are developed, we may have to spend considerable amounts to adapt our solutions accordingly. Furthermore, the Internet has experienced a variety of outages and other delays due to damage to portions of its infrastructure. These outages and delays could impact the Internet sites of customers using our products and services.

THE IMPOSITION OF SALE AND OTHER TAXES ON PRODUCTS SOLD BY OUR CUSTOMERS OVER THE INTERNET COULD HAVE A NEGATIVE EFFECT ON ONLINE COMMERCE AND, AS A RESULT, ON DEMAND FOR OUR PRODUCT.

         The imposition of new sales or other taxes could limit the growth of eBusiness generally and, as a result, the demand for our products. There is recent federal legislation that limits the imposition of state and local taxes on Internet-related sales. In 1998, the United States Congress passed the Internet Tax Freedom Act, which places a three-year moratorium on state and local taxes on Internet access, unless the tax was already imposed prior to October 1, 1998, and discriminatory taxes on electronic commerce. There is a possibility that Congress may not renew this legislation in 2001. If Congress chooses not to renew this legislation, state and local governments would be free to impose taxes on goods purchased over the Internet. In addition, one or more foreign countries may seek to impose sales or other tax collection obligations on out-of-jurisdiction companies that engage in electronic commerce. A successful assertion by one or more foreign countries that companies engaged in electronic business should collect sales or other taxes on sales of their products over the Internet, even though not physically present in the foreign country, could indirectly reduce demand for our products.

WE ARE PARTY TO SECURITIES CLASS ACTION LITIGATION WHICH MAY BE COSTLY TO DEFEND AND THE OUTCOME OF WHICH IS UNCERTAIN AND MAY HARM OUR BUSINESS.



         We and several of our former and present officers and directors are named as defendants in several class action complaints which have been filed on behalf of certain of our stockholders who purchased securities between November 8, 1999 and April 18, 2000. These complaints allege violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated under this Act. In particular, they allege, among other things, that during the putative class period, we sought to mislead the investing public by overstating Open Market's prospects and the quality of our products. The plaintiffs are seeking monetary damages and other appropriate relief. On January 25, 2001, the court entered an order consolidating these actions into one action. On April 13, 2001, the plaintiffs filed a consolidated class action complaint. On May 29, 2001, we filed a motion seeking dismissal of all counts of the consolidated complaint.



         We can provide no assurance as to the outcome of this securities litigation. Any conclusion of this litigation in a manner adverse to us would have a material adverse effect on our business, financial condition, and results of operations. In addition, the cost to us of defending any litigation or other proceeding, even if resolved in our favor, could be substantial. Such litigation could also substantially divert the attention of our management and our resources in general. Uncertainties resulting from the initiation and continuation of this litigation or other proceedings could harm our ability to compete in the marketplace. Because the price of our common stock has been, and may continue to be, highly volatile, we have no assurance that additional securities class action complaints will not be filed against us in the future.


OUR STOCKHOLDERS MAY EXPERIENCE FURTHER DILUTION AND THE PRICE OF OUR COMMON STOCK MAY DECLINE AS A RESULT OF OUR SERIES E PREFERRED STOCK FINANCING.


         In March 2001 we sold $5.0 million of our Series E preferred stock and warrants to purchase approximately 900,000 shares of our common stock at an exercise price of $1.9078 per share, subject to certain adjustments, to a fund managed by the Palladin Group. The warrants are exercisable for a period of five years.

         The Series E preferred stock is convertible at the option of the holder into shares of our common stock at an initial conversion price of $1.5262 per share, subject to adjustment,

         o on the six-month anniversary of the initial issuance, provided that in no event shall the adjusted conversion price be less than $0.8176; and

         o under some circumstances in the event of redemption of the Series E preferred stock by Open Market on the two-year anniversary of the original issuance.

         In no event will any such adjustment result in an increase of the conversion price. In addition, the conversion price is subject to adjustment in the event that we issue securities below the conversion price, with certain exceptions.

         The shares of Series E preferred stock bear dividends at an annual rate of 6.0% of the liquidation preference of these shares, payable semi-annually, through the issuance of shares of our common stock or, at our option, in cash. Holders of Series E preferred stock have the right, after two years, to require us to redeem the Series E preferred stock for cash or convert such shares into our common stock, at our option. Also, in the event of a "change in control" as defined in the terms of the Series E preferred stock, if the Series E preferred stock is not converted into shares of common stock by the holder, we are required to redeem the Series E preferred stock for cash, with such cash redemption equal to 115% of the Series E preferred stock liquidation preference. As a result, the Series E preferred stock may be converted and the common stock purchase warrants may be exercised at a price per share that may be less than the then current market price of our common stock which may cause substantial dilution to our existing common stockholders. In no event, however, shall we be required to issue, upon the conversion of the Series E Preferred Stock and the exercise of the warrants, in excess of 9,369,113 shares of common stock (subject to adjustment for stock splits, stock dividends and similar adjustments in capitalization) which represents 19.99% of our outstanding common stock as of March 20, 2001.



         We are required to register the shares of common stock issuable upon conversion and upon exercise of the warrants under the Securities Act of 1933 for public resale. Any sale of shares of common stock upon conversion of the Series E preferred stock and exercise of the warrants into the public market could cause a decline in the trading price of our common stock.



OUR STOCKHOLDERS MAY EXPERIENCE FURTHER DILUTION AND THE PRICE OF OUR COMMON STOCK MAY DECLINE IF WE SELL SHARES OF OUR COMMON STOCK UNDER OUR EQUITY LINE.

         On May 25, 2001, we entered into an agreement with an institutional investor to provide Open Market with up to $40,000,000 in private equity funding. Pursuant to this agreement, we have the right, but not the obligation, to raise up to $40,000,000 through the issuance and sale of our common stock to the investor pursuant to a series of draw downs over a period of 24 months. The draw downs are subject to the satisfaction of a number of conditions, including the filing and effectiveness of a registration statement with the Securities and Exchange Commission covering the resale of the shares purchased under the agreement. Pricing for the shares issuable under the agreement is based on the weighted average price of our common stock over a period of time prescribed in the agreement. We will use the funds received from sales of the common stock under the agreement for working capital and other general corporate purposes. We cannot request a draw down which would result in the issuance of an aggregate number of shares of common stock pursuant to the agreement which exceeds 19.9% of the total number of shares of our common stock outstanding on May 25, 2001 without obtaining stockholder approval of such excess issuance.

         In connection with the agreement, we issued to the institutional investor a warrant to purchase up to 350,000 shares of our common stock at an exercise price of $1.91 per share, subject to adjustment. The warrant is exercisable for a period of five years.

         Any sale of shares of common stock to the investor could cause a decline in the trading price of our common stock.


               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

         This prospectus includes and incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included or incorporated in this prospectus regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words "anticipates," "believes," "estimates," "expects," "intends," "may," "plans," "projects," "will," "would" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included or incorporated in this prospectus, particularly under the heading "Risk Factors," that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. We do not assume any obligation to update any forward-looking statements.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of shares by the selling stockholder. The selling stockholder will pay any underwriting discounts and commissions, expenses incurred by the selling stockholder for brokerage, accounting and tax services, expenses for some of the legal services and any other expenses incurred by the selling stockholder in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees, fees and expenses of our counsel and our accountants, some of the fees and expenses of selling stockholder's counsel and the expenses of any special audits.

                               SELLING STOCKHOLDER

         The shares being sold by the selling stockholder are issuable upon:

         o conversion of Series E preferred stock of Open Market sold to the selling stockholder pursuant to a purchase agreement dated March 20, 2001,

         o exercise of a common stock purchase warrant, dated as of March 20, 2001, and

         o exercise of an adjustment warrant, dated as of March 20, 2001.



         In connection with the sale of Series E preferred stock to the selling stockholder, we issued common stock purchase warrants to purchase 917,297 shares of our common stock at a price of $1.9078 per share, subject to certain adjustments. The common stock purchase warrants are exercisable for a period of five years.

         We are also required to issue additional warrants which we refer to as adjustment warrants. The adjustment warrants were issued because under the terms of our Amended and Restated Certificate of Incorporation, the selling stockholder is restricted from beneficially owning more than 9.9% of the total number of issued and outstanding shares of our common stock. The adjustment warrants represent the selling stockholder's right to beneficial ownership of shares of our common stock, or securities convertible into or exchangeable for common stock, in excess of an amount equal to 9.9% of our outstanding common stock. The adjustment warrants are generally exercisable within 60 days of any date only to the extent and in such amount that, if exercised, would not result in the selling stockholder beneficially owning in excess of 9.9% of our common stock.



         In accordance with the registration rights granted to the selling stockholder, Open Market has filed with the SEC a Registration Statement on Form S-3, of which this prospectus forms a part, with respect to the resale of the shares from time to time on the Nasdaq National Market, in privately negotiated transactions or otherwise, and has agreed to prepare and file such amendments and supplements to the registration statement as may be necessary to keep such registration statement effective until the shares are no longer required to be registered for the sale thereof by the selling stockholder.


         The actual number of shares of common stock covered by this prospectus, and included in the registration statement of which this prospectus is a part, includes additional shares that may be issued upon exercise of the warrants, including shares that may be issued upon exercise as a result of adjustment mechanisms in the warrants. The following table sets forth, to our knowledge, certain information about the selling stockholder as of June 11, 2001.



         Beneficial ownership is determined in accordance with the rules promulgated by the SEC, and includes voting or investment power with respect to shares. The selling stockholder named in the table below shares voting and investment power with respect to its shares of common stock with The Palladin Group, L.P., a Texas limited partnership. Yarmouth Investments Ltd., a Cayman Islands exempted company, is the sole general partner of Halifax. Palladin Capital Management, LLC, a Delaware limited liability company, is the sole general partner of Palladin. Palladin is the investment advisor of Halifax. Because its beneficial ownership arises solely from its status as the investment advisor of Halifax, Palladin expressly disclaims equitable ownership of and pecuniary interest in any shares of Open Market common stock. Yarmouth and Palladin Capital Management are controlled by Jeffrey Devers. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the selling stockholder named below.


                                      SHARES OF COMMON STOCK                           SHARES OF COMMON STOCK TO BE
                                   BENEFICIALLY OWNED PRIOR TO                          BENEFICIALLY OWNED AFTER
                                          OFFERING (1)             NUMBER OF SHARES           OFFERING (1)
                                  ----------------------------     OF COMMON STOCK     ----------------------------
NAME OF SELLING STOCKHOLDER         NUMBER          PERCENTAGE      BEING OFFERED        NUMBER         PERCENTAGE
---------------------------       ---------         ----------     ----------------    ----------       -----------
Halifax Fund, L.P. (2)             4,193,408           8.2%          4,193,408            0               0%

--------------------------

(1) We do not know when or in what amounts the selling stockholder may offer shares for sale. The selling stockholder may not sell any or all of the shares offered by this prospectus. Because the selling stockholder may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the selling stockholder after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholder.

(2) Pursuant to the terms of Open Market's Amended and Restated Certificate of Incorporation and the warrants, the selling stockholder is restricted from beneficially owning more than 9.9% of the total number of issued and outstanding shares of Open Market common stock at any one time, except as otherwise set forth therein.

         The selling stockholder has not held any position or office with, and has not otherwise had a material relationship with, us or any of our subsidiaries within the past three years.


         Granite Financial Group, Inc. served as our placement agent in connection with the transaction that resulted in the issuance of the shares of common stock covered by this prospectus to Halifax Fund, L.P. We paid Granite a fee of $200,000 for their services in connection with this private placement.


                              PLAN OF DISTRIBUTION

         The shares covered by this prospectus may be offered and sold from time to time by the selling stockholder. The term "selling stockholder" includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from the selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. The selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling stockholder may sell its shares by one or more of, or a combination of, the following methods:

         o purchases by a broker-dealer as principal and resale by such broker-dealer for its own account as allowed by this prospectus;

         o ordinary brokerage transactions and transactions in which the broker solicits purchasers;

         o block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         o an over-the-counter distribution in accordance with the rules of the Nasdaq National Market;

         o in privately negotiated transactions;

         o in options transactions;

         o short sales; and

         o a combination of any of the above methods of sale.

         In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

         To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the common stock in the course of hedging the positions they assume with the selling stockholder. The selling stockholder may also sell the common stock short and redeliver the shares to close out such short positions. The selling stockholder may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholder may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

         In effecting sales, broker-dealers or agents engaged by the selling stockholder may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholder in amounts to be negotiated immediately prior to the sale.

         In offering the shares covered by this prospectus, the selling stockholder and any broker-dealers who execute sales for the selling stockholder may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling stockholder and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

         In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

         We have advised the selling stockholder that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholder and its affiliates. In addition, we will make copies of this prospectus available to the selling stockholder for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholder may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

         At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

         We have agreed to indemnify the selling stockholder against certain liabilities, including certain liabilities under the Securities Act.

         We have agreed with the selling stockholder to keep the registration statement of which this prospectus constitutes a part effective until the later of (i) such time as no warrants or Series E preferred stock remain outstanding and (ii) the shares may be sold under Rule 144(k) of the Securities Act.

                                  LEGAL MATTERS

         The validity of the shares offered by this prospectus has been passed upon by Hale and Dorr LLP. Paul P. Brountas, Assistant Secretary of Open Market, is a partner in the law firm of Hale and Dorr LLP. Partners of Hale and Dorr LLP hold 13,533 shares of our common stock.

                                     EXPERTS

         The financial statements and schedules incorporated by reference in this Prospectus from the Annual Report on Form 10-K for the year ended December 31, 2000 have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their reports. In those reports, that firm states that with respect to the 1998 financial statements of FutureTense, Inc., a company acquired in 1999 in a transaction accounted for as a pooling of interests, its opinion is based on the report of PricewaterhouseCoopers LLP. The financial statements and supporting schedules referred to above have been incorporated by reference herein in reliance upon the authority of those firms as experts in giving said reports.

         The financial statements of FutureTense, Inc., not separately incorporated in this Prospectus by reference, have been audited by PricewaterhouseCoopers LLP, independent accountants, whose report thereon has been incorporated herein. Such financial statements, to the extent they have been included in the financial statements of Open Market, Inc., have been so included in reliance on the report of such independent accountants given on the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file reports, proxy statements and other documents with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference room at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. Our SEC filings are also available to you on the SEC's Internet site at http://www.sec.gov.

         This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC's Internet site.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC requires us to "incorporate" into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus. Information contained in this prospectus and information that we file with the SEC in the future and incorporate by reference in this prospectus automatically updates and supersedes previously filed information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the sale of all the shares covered by this prospectus.

              (1) Our Annual Report on Form 10-K for the year ended December 31,
                  2000;


              (2) Our Quarterly Report of Form 10-Q for the quarter ended
                  March 31, 2001;


              (3) Our Current Report on Form 8-K filed on March 27, 2001;


              (4) Our Current Report on Form 8-K filed on April 9, 2001;

              (5) Our Current Report on Form 8-K filed on June 4, 2001;


              (6) All of our filings pursuant to the Exchange Act after the date of filing the initial registration statement and prior to effectiveness of the registration statement;


              (7) The description of our common stock contained in our
                  Registration Statement on Form 8-A filed on May 3, 1996; and


              (8) The description of our Series A Junior Participating Preferred
                  Stock contained in the Registration Statement on Form 8-A filed on January 30, 1998.


         You may request a copy of these documents, which will be provided to you at no cost, by contacting:

                           Open Market, Inc.
                           One Wayside Road
                           Burlington, MA  01803
                           Attention:  Investor Relations
                           Telephone:  (781) 359-3000

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

         ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by Open Market, Inc. (except any underwriting discounts and commissions and expenses incurred by the selling stockholder for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholder in disposing of the shares). All amounts shown are estimates except the Securities and Exchange Commission registration fee.

             Filing Fee - Securities and Exchange Commission .....     $   2,378
             Legal fees and expenses..............................     $  15,000
             Accounting fees and expenses.........................     $   3,000
             Miscellaneous expenses...............................     $   4,622
                      Total Expenses..............................     $  25,000
                                                                       =========

         ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

         Article EIGHTH of the Registrant's Amended and Restated Certificate of Incorporation, as amended, provides that no director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.

         Article NINTH of the Registrant's Amended and Restated Certificate of Incorporation, as amended, provides that a director or officer of the Registrant
(a) shall be indemnified by the Registrant against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the Registrant) brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and (b) shall be indemnified by the Registrant against all expenses (including attorneys' fees) and amounts paid in settlement incurred in connection with any action by or in the right of the Registrant brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the Registrant, unless a court determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he is required to be indemnified by the

Registrant against all expenses (including attorneys' fees) incurred in connection therewith. Expenses shall be advanced to a director or officer at his request, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

         Indemnification is required to be made unless the Registrant determines that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by the Registrant that the director or officer did not meet the applicable standard of conduct required for indemnification, or if the Registrant fails to make an indemnification payment within 60 days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give the Registrant notice of the action for which indemnity is sought and the Registrant has the right to participate in such action or assume the defense thereof.

         Article NINTH of the Registrant's Amended and Restated Certificate of Incorporation, as amended, further provides that the indemnification provided therein is not exclusive, and provides that in the event that the Delaware General Corporation Law is amended to expand the indemnification permitted to directors or officers, the Company must indemnify those persons to the fullest extent by such law as to so amended.

         The Registrant has a directors and officers liability insurance policy covering certain liabilities that may be incurred by its directors and officers.

                  ITEM 16.  EXHIBITS

  EXHIBIT NUMBER                                       DESCRIPTION
        4.1*         Amended and Restated Certificate of Incorporation of the Registrant, as amended.
        4.2*         Second Amended and Restated By-laws of the Registrant.
        5.1***       Opinion of Hale and Dorr LLP.
       23.1          Consent of Arthur Andersen LLP.
       23.2          Consent of PricewaterhouseCoopers LLP.
       23.3***       Consent of Hale and Dorr LLP, included in Exhibit 5.1 filed herewith.
       24.1***       Power of Attorney (See page II-4 of this Registration Statement).
       99.1**        Purchase Agreement, dated as of March 20, 2001, by and among the Registrant and the
                     Purchasers listed therein.
       99.2**        Registration Rights Agreement, dated as of March 20, 2001, by and among the Registrant and the Purchasers listed
                     therein.
       99.3**        Common Stock Purchase Warrant, dated as of March 20, 2001, issued by the Registrant to each of the Purchasers named
                     therein.
       99.4**        Adjustment Warrant, dated as of March 20, 2001, issued by the Company to each of the
                     Purchasers named therein.

----------


* Incorporated by reference to exhibits to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2000.

** Incorporated by reference to exhibits to the Registrant's Current Report on Form 8-K filed on March 27, 2001.

*** Previously filed.

         ITEM 17.  UNDERTAKINGS.

         ITEM 512(a) OF REGULATION S-K. The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

            (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

PROVIDED, HOWEVER, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included is a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in this Registration Statement.

         (2) That, for the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial BONA FIDE offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         ITEM 512(b) OF REGULATION S-K. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at the time shall be deemed to be the initial BONA FIDE offering thereof.

         ITEM 512(h) OF REGULATION S-K. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burlington, Commonwealth of Massachusetts, on June 12, 2001.


                                       OPEN MARKET, INC.

                                       By:  /s/ Harland LaVigne
                                            -----------------------------------
                                            Harland K. LaVigne
                                            Chairman of the Board, President and
                                            Chief Executive Officer





         Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                SIGNATURE                                        TITLE                                    DATE
/s/ Harland LaVigne                       Chairman of the Board, President and Chief                   June 12, 2001
---------------------------------         Executive Officer (Principal Executive Officer)
Harland K. LaVigne


/s/ Edward Durkin                         Vice President and Chief Financial Officer                   June 12, 2001
---------------------------------         (Principal Financial Officer)
Edward Durkin


 *  Annmarie Russell                      Vice President, Finance (Principal Accounting                June 12, 2001
---------------------------------         Officer)
Annmarie Russell

 *  Thomas H. Bruggere
---------------------------------         Director                                                     June 12, 2001
Thomas H. Bruggere


 *  Shikhar Ghosh                         Director                                                     June 12, 2001
---------------------------------
Shikhar Ghosh

                                      II-4


 *  William S. Kaiser                     Director                                                     June 12, 2001
---------------------------------
William S. Kaiser


 *  B. C. Krishna                         Director                                                     June 12, 2001
---------------------------------
B. C. Krishna


 *  Eugene F. Quinn                       Director                                                     June 12, 2001
---------------------------------
Eugene F. Quinn


 *  Paul Sagan                            Director                                                     June 12, 2001
---------------------------------
Paul Sagan


---------------------------------         Director                                                     June __, 2001
Patrick Scannell



*By: /s/ Edward Durkin

    ----------------------------                      June 12, 2001
    Edward Durkin
    Attorney-in-fact

                                  EXHIBIT INDEX

  EXHIBIT NUMBER                                       DESCRIPTION
        4.1*         Amended and Restated Certificate of Incorporation of the Registrant, as amended.
        4.2*         Amended and Restated By-laws of the Registrant.
        5.1***       Opinion of Hale and Dorr LLP.
       23.1          Consent of Arthur Andersen LLP.
       23.2          Consent of PricewaterhouseCoopers LLP.
       23.3***       Consent of Hale and Dorr LLP, included in Exhibit 5.1 filed herewith.
       24.1***       Power of Attorney (See page II-4 of this Registration Statement).
       99.1**        Purchase Agreement, dated as of March 20, 2001, by and among the Registrant and the
                     Purchasers listed therein.
       99.2**        Registration Rights Agreement, dated as of March 20, 2001, by and among the Registrant and the Purchasers listed therein.
       99.3**        Common Stock Purchase Warrant, dated as of March 20, 2001, issued by the Registrant to each of the Purchasers named therein.
       99.4**        Adjustment Warrant, dated as of March 20, 2001, issued by the Company to each of the
                     Purchasers named therein.


----------

* Incorporated by reference to exhibits to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2000.

** Incorporated by reference to exhibits to the Registrant's Current Report on Form 8-K filed on March 27, 2001.

*** Previously filed.

                                      II-6